EXHIBIT 10.24
2005 Incentive Targets and Transition Incentive Plan
Name
New Incentive Targets
Effective January 1, 2005, your incentive targets are as follows:

➢	Performance Incentive Plan:	% of salary
➢	Long-Term Incentive Plan:	% of salary
Relative to 2004, this changes your pay mix as follows:

	2004 Target Comp		2005 Target Comp

Base Pay		$		$
Annual Incentive Target	%	$	%	$
Long-Term Incentive Target	%	$	%	$

Total Compensation @ Target		$		$

Transition Incentive Plan
The Company recognizes that the change in pay mix for 2005 will reduce your short-term cash opportunities. In consideration for this impact and in recognition of your critical role in executing our business strategy, you have been approved to participate in a special Transition Incentive Plan for 2005.
➢	This Plan provides a one-time performance-based award in an amount equal to the difference between your actual 2005 Performance Incentive Plan award (payable in 2006) and what that award would have been had your annual incentive target not been reduced.

➢	Your Transition Incentive Plan award, if any, will be paid as follows:
•	1/3 cash

•	2/3 RSUs
➢	The number of RSUs awarded will be determined by dividing the dollar amount to be paid in RSUs (two-thirds of the Transition Incentive award) by the closing price of PNX shares on the first business day of 2006.

➢	Your RSUs will vest incrementally over the three year period following the 2006 award date

Example:		Annual Award

		@ Target	Transition Incentive Award

2004 Annual Target	%	$	Assuming Target Results

2005 Annual Target	%	$	Cash Portion	$

Transition Incentive Assuming		$	RSU Portion	$

Target Results